                               LIDO ASSOCIATES, L.L.C.
                        (A DELAWARE LIMITED LIABILITY COMPANY)


                              -------------------------

                                 OPERATING AGREEMENT

                              -------------------------


    This Operating Agreement (this "Agreement") of Lido Associates, L.L.C. (the "Company"), a limited liability company organized pursuant to the Delaware iLmited Liability Company Act (the "Act") is entered into and shall be effective as of November ___, 1996 by and among the Company, AP Lido, L.L.C., a Delaware limited liability company ("Apollo") and Koll Tender Corporation II, a Delaware corporation ("Koll") (Apollo, Koll and any other member(s) admitted to the Company are hereinafter referred to as the "Members").

                                      ARTICLE I
                                       OFFICES
                                       -------

    Section 1. REGISTERED OFFICE. The registered office of the Company shall be established and maintained at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, in the County of New Castle.

    Section 2. OTHER OFFICES. The Company may have other offices, either within or without the state of Delaware, at such place or places as Koll, in its capacity as the managing Member of the Company ("Managing Member"), may from time to time determine.

                                      ARTICLE II
                                       PURPOSE
                                       -------

    Section 1. PURPOSE. The Company was formed for the purpose of engaging in any lawful act or activity for which limited liability companies may be organized under the Act. While this Agreement is in effect, the sole and exclusive purposes of the Company shall be to acquire (the "Acquisitions"), through tender offers (the "Offers") and thereafter to hold for investment and ultimately dispose of, units of limited partnership interest ("Units") in
T. Rowe Price Realty Income Fund I, a Maryland limited partnership ("Fund I"), T. Rowe Price Realty Income Fund II, a Delaware limited partnership ("Fund II"), T. Rowe Price Realty Income Fund III, a Delaware limited partnership ("Fund III") and T. Rowe Price Realty Income Fund IV, a Delaware limited partnership ("Fund IV") (Funds I through IV are collectively referred to herein as the "Partnerships") and to conduct any other activities reasonably necessary or incidental to such purposes including exercising any and all voting and other rights appurtenant to the ownership of such Units.


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                                     ARTICLE III
                               OFFERS AND ACQUISITIONS
                               -----------------------

    Section 1. THE OFFERS. The Offers shall be for a maximum of approximately 45% of the outstanding Units of each of the Partnerships, with no minimum amount, at an initial price per Unit and subject to the terms and conditions of the Offers as shall be set forth in the documents filed by the Company with the Securities and Exchange Commission with respect to the Offers (the "Tender Offer Materials") which shall have been approved by each of the Members. The purchase price for the Units shall be provided to the Company by the Members pursuant to the provisions of Article VI. Each Member shall provide all information required to be included in the Tender Offer Materials and to complete the Offers and the Acquisitions. Without the consent of each Member, there shall be no change to the provisions of the Tender Offer Materials regarding the time, price or material condition of the Offers.

    Section 2. PUBLIC ANNOUNCEMENTS. Subject to the requirements of applicable law, rule, regulation or order, no Member shall make any public announcement or filing with respect to the Offers, the Acquisitions or any of the transactions or events incidental to the commencement, continuance or completion of the Offers or the Acquisitions without the prior written consent of the other Members, which consent shall not be unreasonably withheld, provided that, to the extent disclosure is required by law, rule, regulation or order, each Member shall use reasonable efforts, consistent with its legal obligations, to submit the form of proposed disclosure to the other Members and permit the other Members a reasonable opportunity to comment thereon prior to publication.

    Section 3. VOTING AND OTHER REQUIREMENTS OF UNITS ACQUIRED. All Units acquired by the Company shall be subject to the voting and other requirements of the Agreement for Delivery and Use of List of Limited Partners entered into by an affiliate of Koll and each of the Partnerships, copies of which agreements have been delivered to the Members.

                                      ARTICLE IV
                                       MEMBERS
                                       -------

    Section 1. PLACE OF MEETINGS. Meetings of the Members of the Company shall be held at such place as may from time to time be designated by the Managing Member and stated in a notice of meeting or in a duly executed waiver of notice thereof.

    Section 2. ANNUAL MEETING. An annual meeting of the Members of the Company for the transaction of such business as may properly come before the meeting shall be held annually at such time as may be designated by the Managing Member and stated in the notice of meeting or waiver of notice thereof.

    Section 3. SPECIAL MEETINGS. Special meetings of the Members, to be held for such purpose or purposes as may be specified in the notice of meeting, may be called by any Member.

    Section 4. NOTICE OF MEETINGS; WAIVER. Written notice of the date, hour, place and purpose or purposes of every meeting of Members shall be mailed or served personally by the Managing Member, or by such person as the Managing Member may designate to perform this duty, not more than 60 days nor less than 10 days before the meeting to each Member of record entitled to vote at such meeting. If such notice is mailed, it shall be

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directed to the Member at his address as it appears in the Members' interest ledger. If such notice is mailed via first-class mail with postage thereon prepaid, such notice shall be deemed to be given when deposited in the United States mail addressed to the Member at the Member's post office address as it appears in the records of the Company.

    Notwithstanding the foregoing provisions, each person who is entitled to notice of any meeting of Members shall be deemed to have waived such notice if the Member attends such meeting in person or by proxy, or if the Member, before or after the meeting, submits a signed waiver of such notice to the Company. When a meeting of Members is adjourned to another time and place, unless the Managing Member after the adjournment shall fix a new record date for such adjourned meeting or the adjournment is for more than 30 days, notice of such adjourned meeting need not be given if the time and place to which such meeting has been adjourned was announced at the meeting at which the adjournment was taken.

    Section 5. QUORUM. Unless otherwise required by law or the provisions of the Certificate of Formation of the Company (the "Certificate of Formation"), the presence of the holders of record, in person or represented by proxy, of a majority of the units of interest of the Company ("Shares"), entitled to vote thereat, shall be necessary to constitute a quorum for the transaction of business at any meeting of Members. Shares owned by the Company, or held in its treasury, if any, shall not be deemed outstanding for this purpose. In the absence of a quorum at any such meeting or any adjournment or adjournments thereof, a majority in voting interest of those present in person or represented by proxy, may adjourn such meeting from time to time until a quorum is present thereat. At any adjourned meeting at which a quorum is present any business may be transacted which might have been transacted at the meeting as originally called.

    Section 6. ORGANIZATION. At each meeting of the Members, the Managing Member, or in its absence, a chairman chosen by a majority of the Members present in person or represented by proxy and entitled to vote thereat, shall call meetings of the Members to order and act as chairman thereof. The Managing Member shall act as secretary at each meeting of Members, or in his absence the presiding officer may appoint any person present to act as secretary of the meeting.

    Section 7. ORDER OF BUSINESS. The order of business at all meetings of the Members shall be as determined by the chairman of the meeting. The chairman of the meeting may rule on questions of order and procedure coming before the meeting or submit such questions to the vote of the meeting.

    Section 8. VOTING. Each Member entitled to vote at any meeting of Members on any matter shall be entitled to one vote for each Share held in its name according to the Membership interest ledger of the Company and may vote either in person or by proxy. Every proxy must be in writing and executed by the Member or by his duly authorized attorney-in-fact, in which case the Company may request the delivery of the original power of attorney as a condition of honoring such proxy. A proxy with respect to Shares held in the name of two or more persons shall be valid if executed by any one of them unless at or prior to exercise of the proxy the Company receives written notice to the contrary from any one of such persons. No proxy shall be valid after a period of three years from the date thereof unless otherwise provided in such proxy.

    The following decisions shall require the unanimous approval of all
Members: (i) authorization and sales of additional Shares in the Company;
(ii) amendments to the Certificate of Formation or to this Agreement, other than amendments for the sole purpose of changing the name of the Company;
(iii) any material amendment to the Tender Offer Materials; (iv) any change in the purpose of the Company as set forth in Article II, Section 1; and (v) any capital contributions other than as provided by Article VI. Notwithstanding anything to the contrary contained in this Agreement, Apollo may in good faith, settle any litigation relating to the Offers or the Acquisitions on behalf of the Company. Except as otherwise provided by law or in the Certificate of Formation or in this Agreement, votes on any other matters coming before any meeting of Members and any approvals contemplated by this Agreement shall be decided by the vote of the holders of a majority of the number of the Shares present in person or represented by proxy and entitled to vote thereat. Unless demanded by a Member present in person or represented by proxy at any meeting of the Members and entitled to vote thereat or so directed by the chairman of the meeting, the vote thereat may be by voice vote and need not be by ballot. Upon a demand by any such Member for a vote by ballot on any question, or at the direction of such chairman that a vote by ballot be taken on any question, such vote shall be taken. On a vote by ballot each ballot shall be signed by the Member voting, or by his proxy as such if there be such proxy, and it shall show the number of Shares voted by such Member or proxy.

    Section 9. CONSENT OF MEMBERS IN LIEU OF MEETING. Any action permitted or required to be taken by vote at any meeting of the Members and any approvals contemplated by this Agreement may be taken without a meeting upon the receipt by the Company of the written consent of the holders of a majority (or such greater or lesser amount as may be required by the Company's Certificate of Formation or this Agreement for the taking of a given action) of the outstanding Shares entitled to vote thereon; provided, that such written consent shall set forth the action so consented to. Notice of any action approved by written consent shall be promptly given to all non-consenting Members.

    Section 10.  EVENTS OF DISSOLUTION.

         (a) The Company shall continue until the earliest to occur of any one of the following events:

              (i) Except as provided in Section 10(c), below, the death, retirement, resignation, expulsion, bankruptcy, or dissolution of any Member;

              (ii) An election to dissolve the Company being made in writing by all Members; and

              (iii) The sale, exchange or other disposition of all or substantially all of the Company assets.

         (b) Notwithstanding anything to the contrary contained in this Agreement, until the dissolution of the Company otherwise occurs, no Member shall voluntarily retire, resign or withdraw from the Company, take any step voluntarily to dissolve itself or voluntarily cause a dissolution of the Company, except as provided in Section 10(a)(ii).

         (c) Upon an event described in Section 10(a)(i) above, the Company shall be dissolved unless within ninety (90) days subsequent to such event the remaining

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Members elect to reconstitute the Company and to continue the business of the
Company. If such election is made, then (i) the Company shall not be dissolved; and (ii) the Company and the business of the Company may be continued, under and pursuant to the provisions of this Agreement.

                                      ARTICLE V
                                   MANAGING MEMBER
                                   ---------------

    Section 1.  APPOINTMENT AND REMOVAL.  Koll is hereby appointed as the
Managing Member of the Company.   The Managing Member may be removed at any
time by the affirmative vote of a majority of the Shares. The Managing Member may resign at any time, such resignation to take effect upon receipt of written notice thereof by the Company unless otherwise specified in the resignation notice. If the office of the Managing Member becomes vacant for any reason, the vacancy may be filled by the affirmative vote of holders of a majority of the Shares.

    Section 2. GENERAL DUTIES AND POWERS. The Managing Member shall direct, coordinate, and control the Company's business and activities and its incurrence of operating expenses, and shall have general authority to exercise all the powers necessary for the Managing Member of the Company subject to the limitations set forth herein. The Managing Member may appoint and discharge officers and agents of the Company and may delegate any of its powers; provided, however, that the Managing Member may not employ persons who are affiliates of or employees of the Managing Member without the prior written consent of the other Members. The Managing Member shall have general authority to execute contracts in the name and on behalf of the Company subject to the limitations set forth herein.

    Section 3. POWER TO OBTAIN FINANCING. Provided that the Company acquires at least 20% of the aggregate Units outstanding of the Partnerships following the completion of the Offers and the Acquisitions, the Managing Member shall have full power and authority on behalf of the Company to obtain financing on commercially reasonable terms, provided that such financing is without recourse to the Members of the Company and is approved by all of the Members.

                                      ARTICLE VI
                   CONTRIBUTIONS OF CAPITAL; DISTRIBUTIONS; SHARES
                   -----------------------------------------------

    Section 1. INITIAL CONTRIBUTIONS. Each Member shall contribute to the Company the amount of cash or property set forth on SCHEDULE A to this Agreement (the "Initial Contribution") in exchange for the Shares set forth opposite each Member's name on SCHEDULE A. As set forth in Section 2 of this
Article VI, Members will be required from time to time to make additional capital contributions. Members may finance any such additional capital contribution, on a basis which does not require pledge of the Shares unless consented to by the other Members. The Company shall cooperate with and assist any such Member or its bank or financial institution with respect to their reasonable request for information to complete such financing.

    Section 2. ADDITIONAL CAPITAL CALLS, REMEDIES WITH RESPECT TO DEFAULTING MEMBER.

         (a) ADDITIONAL CALLS. The Managing Member may from time to time require Members to make additional contributions ("Additional Contributions" and together with

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the Initial Contribution, the "Total Contributions") to the capital of the
Company in amounts and at times the Managing Member reasonably deems necessary, for the purpose of (i) funding the cost of purchasing Units in connection with Units accepted for purchase in the Acquisitions (the "Offer Call") or (ii) funding any other costs, expenses or liabilities of the Company reasonably incurred or to be incurred within the six months following such call in connection with the business activities contemplated by this Agreement (an "Operating Call"). The amounts of the required Additional Contributions shall be specified in written notices (each a "Call Notice") given to the Members. Each Call Notice shall specify (i) the aggregate amount of capital required to be contributed by all Members; and (ii) each Member's pro rata Additional Contribution of that amount, which shall be the aggregate amount of additional capital so required multiplied by the percentage which represents the total number of Shares owned of record by a Member divided by the total number of Shares then outstanding ("Ownership Percentage"); and
(iii) a date (not less than two (2) business days after the date of a Call Notice relating to an Offer Call, or five (5) business days in the case of a Call Notice which relates solely to an Operating Call) by which each Member is to pay the required amount to the Company in immediately available funds. An Offer Call notice shall not be sent more than five (5) business days before the date the Additional Contributions are anticipated to be disbursed.


         (b) DEFAULTING MEMBERS. If any Member fails to contribute the full amount of its Additional Contributions required to be made pursuant to this
Section 2 on or prior to the date (the "Due Date") specified in the Call Notice (such Member, a "Defaulting Member"), then, in addition to such Member losing its voting rights under this Agreement, as the exclusive remedies of the Company and the other Members (each a "Non-Defaulting Member"), the Non-Defaulting Member shall have the following remedies, exercisable by notice from the Non-Defaulting Member to the Defaulting Member: (i) to cause the Company to sue the Defaulting Member for damages, and (ii) either: (A) to elect to lend (or to cause the Non-Defaulting Member's affiliates to lend), to the Defaulting Member or to the Company, as determined in the sole discretion of the Non-Defaulting Member, the amount of such Additional Contribution that was not made timely by the Defaulting Member, or (B) to elect to contribute the amount of such Additional Contribution that was not made timely by the Defaulting Member. Upon a Member becoming a Defaulting Member and the Non-Defaulting Member timely contributing both (x) the Additional Contribution required to be made by the Non-Defaulting Member and
(y) the portion of the Additional Contribution that was not made timely by the Defaulting Member, Shares of the Defaulting Member shall be deemed immediately redeemed by the Company and reissued to the Defaulting Member and the Non-Defaulting Member(s) in the proportion that each Member's Invested Capital (as hereinafter defined) bears to the total Invested Capital of all Members. Upon the failure of the Non-Defaulting Member to elect which of the remedies specified in clause (ii)(A) or (ii)(B) of this Section 2(b) has been selected, by written notice to the Company and the Defaulting Member given within thirty (30) days after funding the share of the Additional Contribution not made by the Defaulting Member, the remedy described in such clause (ii)(B) shall be deemed to have been selected. The remedies described in clauses (i) and (ii) of this Section 2 shall be cumulative, and all or any of them may be elected and apply simultaneously, except that the remedies described in clauses (ii)(A) and (ii)(B) of this Section 2(b) shall be mutually exclusive with respect to each Call Notice.

         (c) PROCEDURES WITH RESPECT TO LOANS. If the Non-Defaulting Member lends (or causes its affiliates to lend) the amount of the Additional Contribution not made by the Defaulting Member, the loan shall be a recourse loan to the Company or to the Defaulting

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Member, as the case may be, and shall bear interest, compounded monthly, at the rate equal to the lesser of (i) fifteen percent (15%) per annum, and (ii) the maximum interest rate permitted by law, from the Due Date until the date of repayment. Such loan shall be deemed to have been made to the Defaulting Member (and not to the Company) only if the Non-Defaulting Member (or the Non-Defaulting Member's affiliate) has paid such amount directly to the Company and specifies, by notice to the Members given within two (2) business days after such funding, that the loan is being made to the Defaulting Member, in which case said amount shall be deemed to have been contributed to the Company by the Defaulting Member for purposes of determining the Total Contributions made by the Defaulting Member, its Invested Capital and its Incentive Return. Repayment of any such loan to the Defaulting Member shall be effected by the Managing Member causing the Company to pay directly to the Non-Defaulting Member all distributions otherwise payable to the Defaulting Member under this Agreement as and when payable, instead of making such distributions to the Defaulting Member (with such distributions being deemed for all purposes to have been made to the Defaulting Member and then paid by the Defaulting Member to the Non-Defaulting Member or its affiliates, as the case may be). Repayment of any such loan to the Company shall be made as provided in Article VI, Section 3. Any payments made with respect to loans described in this Section 2 shall first be deemed to pay accrued but unpaid interest, and then be deemed to repay outstanding principal.

    Section 3.  CAPITAL ACCOUNTS, DISTRIBUTIONS, AND ALLOCATIONS.

         (a) ESTABLISHMENT AND MAINTENANCE OF CAPITAL ACCOUNTS. The Managing Member shall establish and cause the Company to maintain a single Capital Account for each Member which reflects each Member's Total Contributions to the Company. Each Capital Account shall also reflect the allocations and distributions made pursuant to Sections 3(b) and 3(c), below, and otherwise be adjusted in accordance with Code Section 704 and the principles set forth in Regulations Sections 1.704-1(b) and 1.704-24 in applying such principles, any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations
Section 1.704-1(b)(2)(iv)(i) shall be allocated among the Members in the same manner as such expenditures would be allocated among the Members pursuant to this Section 3 if such expenditures were treated as additional items of deduction of the Company that were recognized and required to be allocated among the Members pursuant to this Section 3 with respect to the Accounting Year in which such expenditures were made. The foregoing provisions and the other provisions of this Agreement relating to maintenance of Capital Accounts and allocations to Members (collectively, the "Allocation Provisions") are intended to comply with Code Section 514(c)(9)(E) and the Treasury Regulations thereunder (the "Fractions Rule") and Code Section 704(b) and the Treasury Regulations thereunder and shall be interpreted and applied in a manner consistent with such Regulations, in each case as directed and reasonably approved by the Members. The Allocation Provisions are deemed modified, with effect from the date of this Agreement, to the extent necessary to comply with the Fractions Rule. Without limiting the foregoing, any allocation for a particular year pursuant to the Allocation Provisions which would violate the requirements of Code Sections 704(b) and 514(c)(9)(E) shall not be made, and there shall instead be made (i) allocations generally provided herein as directed and reasonably approved by the Members and (ii) any adjustments pursuant to Section 3(c)(x). Notwithstanding anything to the contrary in the preceding provisions of this
Section 3(a) or 3(c)(v), in no event shall any change or modification made pursuant to such sections modify the distribution provisions in this Agreement. The Members intend that the Company be treated as a partnership for tax purposes.

         (b) DISTRIBUTIONS. Except as contemplated by Article VIII, Section 3, all amounts available for distribution to Members by the Company (after payment of expenses and reasonable reserves) will be applied promptly as follows: (i) to the repayment of any Member loans pursuant to Section 2 of this Article IV;(ii) to the Members until such time as each Member has received its Incentive Return;(iii) to the Members in proportion to their respective Ownership Percentages until such time as each Member has received an amount equal to such Member's Invested Capital; and (iv) 10% to Koll, and 90% to the other Members on a pro rata basis (the "Residual Interests").

         (c)  ALLOCATIONS.

              (i) Profits of the Company for each fiscal year shall be allocated among the Members as follows:

                   (A) first, in the same proportions and order as the aggregate losses (if any) for all previous years allocated pursuant to Subsections 3(c)(ii)(D), then 3(c)(ii)(C), then 3(c)(ii)(B), then 3(c)(ii)(A), until the aggregate profits allocated to each Member pursuant to this Subsection 3(c)(i)(A) for such year and all previous years is equal to the aggregate losses allocated to such Member pursuant to Subsections 3(c)(ii)(D), 3(c)(ii)(C), 3(c)(ii)(B) and 3(c)(ii)(A) for all previous years;

                   (B) second, pro rata in proportion to each Member's Ownership Percentage until each Member has achieved its Incentive Return, until the aggregate profits allocated pursuant to this Subsection 3(c)(i)(B) for such year and all previous years (net of any losses allocated pursuant to Subsection 3(c)(ii)(B) for all previous years) is equal to such Incentive Return; and

                   (C) thereafter, the balance, if any, 10% to Koll and 90% to the other Members on a pro rata basis in proportion to their respective Ownership Percentages.

              (ii) Losses of the Company for each fiscal year shall be allocated among the Members as follows:

                   (A) first, in the same proportions as the aggregate profits (if any) for all previous years allocated pursuant to Subsection 3(c)(i)(C), until the aggregate losses allocated to each Member pursuant to this Subsection 3(c)(ii)(A) for such year and all previous years is equal to the aggregate profits allocated to such Member pursuant to Subsection 3(c)(i)(C) for all previous years;

                   (B) second, in the same proportions as the aggregate profits (if any) for all previous years allocated pursuant to Subsection 3(c)(i)(B), until the aggregate losses allocated to each Member pursuant to this Subsection 3(c)(ii)(B) for such year and all previous years is equal to the aggregate profits allocated to such Member pursuant to Subsection 3(c)(i)(B) for all previous years; and

                   (C)  third, except as contemplated by Article VIII,
Section 3, in proportion to the unreturned Total Contributions of each Member until the aggregate losses allocated to each Member pursuant to this Subsection 3(c)(ii)(C) equals the unreturned Total Contributions of each Member; and

                   (D)  fourth, except as contemplated by Article VIII,
Section 3, pro rata in proportion to each Member's Ownership Percentage.

              (iii) MINIMUM GAIN CHARGEBACK AND QUALIFIED INCOME OFFSET.

                   (A) NO IMPERMISSIBLE DEFICITS. Notwithstanding any other provision of this Agreement, taxable loss (or items of deduction) shall not be allocated to a Member to the extent that the Member has or would have, as a result of such allocations, an Adjusted Capital Account Deficit. Any taxable loss (or items of deduction which otherwise would be allocated to a Member, but which cannot be allocated to such member because of the application of the immediately preceding sentence, shall instead be allocated to the other Members.

                   (B) QUALIFIED INCOME OFFSET. In order to comply with the "qualified income offset" requirement of the Regulations under Code Section 704(b), and notwithstanding any other provision of this Agreement to the contrary except Section 3(c)(iii)(C) below in the event a Member for any reason (whether or not expected) has an Adjusted Capital Account Deficit, items of Profits and Gain on Disposition (consisting of a pro rata portion of each item of income comprising the Company's Profits and Gain on Disposition, including both gross income and gain for the taxable year) shall be allocated to such member in an amount and manner sufficient to eliminate as quickly as possible the Adjusted Capital Account Deficit.

                   (C) MINIMUM GAIN CHARGEBACK. In order to comply with the "minimum gain chargeback" requirements of Regulations Sections 1.704-2(f)(1) and 1.704-2(i)(4), and notwithstanding any other provision of this Agreement to the contrary, in the event there is a net decrease in a Member's share of Company Minimum Gain and/or Member Nonrecourse Debt Minimum Gain during a Company taxable year, such Member shall be allocated items of income and gain for that year (and it necessary, other years) as required by and in accordance with Regulations Sections 1.704-2(f)(1) and 1.704-2(i)(4) before any other allocation is made.

              (iv) OTHER TAX ALLOCATION PROVISIONS.

                   (A) INCOME CHARACTERIZATION. For purposes of determining the character (as ordinary income or capital gain) of any profit allocated to the Members pursuant to Section 3(c), such portion of the taxable income of the Company allocated pursuant to Section 3(c) which is treated as ordinary income attributable to the recapture of depreciation shall, to the extent possible, be allocated among the Members in the proportion which (i) the amount of depreciation previously allocated to each Member bears to (ii) the total of such depreciation allocated to all Members. This Section 3(c)(iv)(A) shall not alter the amount of allocations among the Members pursuant to Section 3(c) but merely the character of income so allocated.

                   (B) CHANGE IN RESIDUAL INTERESTS. Notwithstanding the foregoing, in the event any member's Residual Interest changes during a fiscal year for any reason other than an adjustment thereof pursuant to
Section 2, including the Transfer of any interest in the Company or an adjustment of the Members' Residual Interests hereunder other than an adjustment thereof pursuant to Section 2, the allocations of taxable income or loss under this Section 3, and distributions, shall be adjusted as necessary to reflect the varying interests of the Members during such year using an interim closing of the books method as of the date of such change, or such other method as is reasonably approved by the Members.

                   (C) MANDATORY ALLOCATIONS -- SECTION 704(C) AND MEMBER NONRECOURSE DEBT.

                        (1) Notwithstanding the foregoing, (i) in the event Code Section 704(c) or Code Section 704(c) principles applicable under Regulations Section 1.704-1(b)(2)(iv) require allocations of income or loss of the Company in a manner different than that set forth above, the provisions of Code Section 704(c) and the Regulations thereunder shall control such allocations among the Members; and (ii) all tax deductions and taxable losses of the Company that, pursuant to Regulations Section 1.704-2(i), are attributable to a Member Nonrecourse Debt for which a Member (or a person related to such Member under Treasury Regulations Section 1,752-4(b)) bears the economic risk of loss (within the Meaning of Regulations Section 1.752-2) shall be allocated to such Member as required by Regulations Section 1.704-2(c).

                        (2) Any item of income, gain, loss and deduction with respect to any property (other than cash) that has been contributed by a Member to the capital of the Company or which has been revalued for Capital Account purposes pursuant to Regulations Section 1.704-1(b)(2)(iv), and which is required or permitted to be allocated to such Member for income tax purposes under Code Section 704(c) so as to take into account the variation between the tax basis of such property and its fair market value at the time of its contribution or at the time of its revaluation for Capital Account purposes pursuant to Regulations Section 1.704-1(b)(2)(iv) (such contributed or revalued property is referred to as "Revalued Property") shall be allocated solely for income tax purposes in the manner so required or permitted under Code Section 704(c) using the "traditional method" described in Regulations Section 1.704-3(b) (or any successor Regulation), such allocations to be made as shall be reasonably approved by the Members; PROVIDED, HOWEVER, that curative allocations consisting of the special allocation of gain or loss upon the sale or other disposition of the Revalued Property shall be made in accordance with Regulations Section 1.704-3(c) to the extent necessary to eliminate any disparity, to the extent possible, between the Members' book and tax Capital Accounts attributable to such property; and FURTHER PROVIDED, however, that any other method allowable under applicable Regulations amy be used in connection with any Revalued Property as shall be reasonably approved by the Members. Allocations under this Section 3(c)(iv)(C)(2) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profit, Loss, Gain or Loss on Disposition or other items or distributions under any provision of this Agreement. Notwithstanding anything in this Agreement to the contrary, the determination of Gross Asset Value for any asset contributed to the Company, distributed from the Company or any other Revalued Property shall be as approved by the Members.

                   (D) GUARANTEE OF COMPANY INDEBTEDNESS. Except for arrangements expressly described in this Agreement, no Member shall enter into (or permit any person or party related to the Member to enter into) any arrangement with respect to any liability of the Company that would result in such Member (or a person or party related to such Member under Regulations section 1.752-4(b)) bearing the economic risk of loss (within the meaning of Regulations Section 1.752-2) with respect to such liability unless such arrangement has been approved by the Members. This Section 3(c)(iv)(D) shall not prohibit any Member of the Company from satisfying its obligations under state law to pay monies owed to any creditor of the Company on account of the Company's obligations. To the extent a Member is permitted to guarantee the repayment of any Company indebtedness under this Agreement, each of the other Members shall be afforded the opportunity to guarantee such Member's pro rata share of such indebtedness, determined in accordance with the Members' respective Ownership Percentage.

                   (E) REFERENCES TO REGULATIONS. Any reference in this Agreement to a provision of final, proposed and/or temporary regulations (the "Regulations") promulgated under any Section of the Internal Revenue Code of 1986, shall, in the event such provision is modified or renumbered, be deemed to refer to the successor provision as so modified or renumbered, but only to the extent such successor provision applies to the Company under the effective date rules applicable to such successor provision or the Members otherwise so reasonably approve under applicable elections contained in such Regulations.

                   (F) TAX DEFINITIONS.

                        (1) "ADJUSTED CAPITAL ACCOUNT DEFICIT" shall mean with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

                             (a) Credit to such Capital Account any amounts
which such Member is obligated to restore or is deemed to be obligated to restore to the Company pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) ; and

                             (b) Debit to such Capital Account the items
described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and
1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

                        (2) "CAPITAL ACCOUNT" shall mean, with respect to any Member, the Capital Account maintained for such Member in accordance with the provisions of section 3(a).

                        (3) "COMPANY MINIMUM GAIN" has the meaning ascribed to the term "Partnership Minimum Gain" in Regulations Section 1.704-2(d)(1) (and includes the Partnership's share of the Partnership Minimum Gain of any Investment Entity).

                        (4) "MEMBER NONRECOURSE DEBT MINIMUM GAIN" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(2).

                        (5) "MEMBER NONRECOURSE DEBT" has the meaning for the term "Partner Nonrecourse Debt" set forth in Regulations Section
1.704-2(b)(4).

                        (6) "MEMBER NONRECOURSE DEDUCTIONS" has the meaning for the term "Partner Nonrecourse Deductions" set forth in Regulations
Section 1.7O4-2(i). The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for an Accounting Year equals the excess, if any, (i) of the net increase, if any, in the amount of the Company Minimum Gain attributable to such Member Nonrecourse Debt during such Accounting Year, over (ii) the aggregate amount of any distributions during such year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined according to the provisions of Regulations Section 1.704-2(i).

                        (7) "NONRECOURSE DEDUCTIONS" has the meaning set forth in Regulations Section 1.704-2(c). The amount of Nonrecourse Deductions for an Accounting Year equals the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that fiscal year, over the aggregate amount of any distributions during that fiscal year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Regulations
Section 1.704-2(c).

                        (8) "NONRECOURSE LIABILITY" has the meaning set forth in Regulations Section 1.704-2(b)(3).

              (v) INTENT OF ALLOCATIONS. The parties intend that the foregoing tax allocation provisions of this Section 3 shall produce final Capital Account balances of the Members that would permit liquidating distributions, if such distributions were made in accordance with final Capital Account balances (instead of being made in the order of priorities set forth in Section 3(b)), to be made (after unpaid loans and interest thereon, including those owed to Members have been paid) in a manner identical to the order of priorities set forth in Section 3(b). To the extent that the tax allocation provisions of this Section 3 would fail to produce such final Capital Account balances, (i) such provisions shall be amended by the Members if and to the extent necessary to produce such result and (ii) taxable income and taxable loss of the Company for prior open years (or items of gross income and deduction of the Company for such years) shall be reallocated among the Members to the extent it is not possible to achieve such result with allocations of items of income (including gross income) and deduction for the current year and future years, as reasonably approved by the Members. This Section 3(c)(v) shall control notwithstanding any reallocation or adjustment of taxable income, taxable loss, or items thereof by the Internal Revenue Service or any other taxing authority.

              (vi) BASIS ELECTIONS. The Company shall elect to adjust the basis of the company's assets under Code Section 754. The Member who benefits from such 754 election shall pay all costs of preparing and filing all instruments or documents necessary to effectuate such election if made plus any additional ongoing costs incurred by the company as a result of such election.

              (vii) GENERAL ALLOCATION RULES. All Profit and Loss of the Company and Gain or Loss on Disposition shall be allocated with respect to each Accounting Year (or part thereof) as of the end of, and within ninety
(90) days after the end of, such year, or as soon thereafter as possible.
All Profit and Loss shall be allocated to the Members shown on the records of the Company to have been Members as of the last day of the

Accounting Year for which such allocation is to be made, except that, if a Member sells or exchanges its interest in the Company or otherwise is admitted as a substituted Member, the Profit or Loss and Gain or Loss on Disposition shall be allocated between the transferor and the transferee by taking into account their varying interests during the Accounting Year in accordance with Code Section 706(d), using the interim closing of the books method or such other method as shall be reasonably approved by the Members.

              (viii) SHARING OF COMPANY NONRECOURSE DEBT. Throughout the term of the Company, the nonrecourse debt of the Company (other than Member Nonrecourse Debt) shall be allocated for tax purposes among the Members in accordance with their then respective Residual Interests. To the extent that any Member's share of such nonrecourse debt as so specified exceeds the amounts referred to in Regulations Sections 1.752-3(a)(1) and (2), it is intended that the foregoing shares shall be viewed and treated as reasonably consistent with allocations (which have substantial economic effect) of some significant item of Company income or gain within the meaning of Regulations
Section 1.752-3(a)(3).

              (ix) ADJUSTMENT OF GROSS ASSET VALUE. Gross Asset Value, with respect to any asset, shall be the adjusted basis for federal income tax purposes of that asset, except as follows:

                   (A) The initial Gross Asset Value of any asset contributed (or deemed contributed under Regulations Section 1.708-1(b)(1)(iv)) by a Member to the Company shall be the fair market value of the asset on the date of the contribution, as reasonably approved by the Members.

                   (B) The Gross Asset Values of all Company assets shall be adjusted to equal the respective fair market values of the assets, as reasonably approved by the Members.

                        (1) If the Members reasonably approve that an adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company, as a result of (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a DE MINIMIS capital contribution; or (ii) the distribution by the Company to a Member of more than a DE MINIMIS amount of Company property as consideration for an interest in the Company; and

                        (2) As of the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g).

                   (C) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of the asset on the date of distribution as reasonably approved by the Members.

                   (D) The Gross Asset Values of Company assets shall be increased or decreased to reflect any adjustment to the adjusted basis of the assets under Code Section 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Regulations Section 1.7041(b)(2)(iv)(m), provided that Gross Asset Values shall not be adjusted under this Section 3(c)(ix)(D) to the extent that the Members reasonably approve that an adjustment under Section 3(c)(ix)(B) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment under this Section 3(c)(ix)(D).

After the Gross Asset Value of any asset has been determined or adjusted under Section 3(c)(ix)(A), 3(c)(ix)(B) or 3(c)(ix)(D), Gross Asset Value shall be adjusted by the depreciation taken into account with respect to the asset for purposes of computing Profits or Losses.

              (x) MODIFICATION OF ALLOCATION PROVISIONS. If the Allocation Provisions are modified pursuant to Section 3(a), allocations hereunder for subsequent periods shall be adjusted so as to reverse the effect of such modifications on the Capital Accounts of the Members as rapidly as possible but without causing this Agreement to fail to comply with the Fractions Rule.

         (d) CERTAIN DEFINITIONS. The following defined terms shall be applicable to this Section 3:

         "INCENTIVE RETURN" shall mean an amount of cumulative distributions from the Company paid to each Member equal to an Internal Rate of Return at an annual rate of 12% compounded monthly with respect to (and including repayment of) its Invested Capital. Distributions in payment of the Incentive Return shall be deemed to first pay the portion of the Incentive Return other than the portion thereof representing Invested Capital, and then be deemed to repay Invested Capital.

         "INTERNAL RATE OF RETURN" shall mean that discount rate (expressed as an annual rate) that, when applied to calculate the present value of Invested Capital in respect of Shares held by a Member and the present value of all distributions (whether representing return of capital or otherwise) made by the Company in respect of such Shares, causes the sum of the present values of all amounts of Invested Capital of such Member to be equal to the sum of the present values of all such distributions.

         In determining the Internal Rate of Return, the following shall apply:

              (i) all present value calculations are to be made as of the date of this Agreement;

              (ii) all amounts of Invested Capital shall be treated as having been contributed to the Company on the first day of the month in which a Member's funds were actually delivered to the Company;

              (iii) all distributions shall be treated as if received on the last day of the month in which the distribution was made;

              (iv) all distribution amounts shall be based on the amount of the distribution prior to the application of any federal, state or local taxation to Members (including any withholding or deduction requirements);

              (v) all amounts shall be calculated on a compounded monthly basis, and on the basis of a 360-day year composed of twelve 30-day months; and

              (vi) Internal Rate of Return calculations shall use the methodology of the Lotus 1-2-3 computer program, Release 3.4 (or equivalent).

         "INVESTED CAPITAL" shall mean with respect to each Member the Total Contributions made from time to time to the Company by such Member (or its predecessors in interest), reduced by any distributions previously made to such Member pursuant to Article VI, Section 3 to the extent that such distributions are deemed to repay such member's Invested Capital under the definition of "Incentive Return" set forth above. If at any time during the term of this Agreement, the "Invested Capital" of any Member shall have been reduced to zero, "Invested Capital" thereafter shall be calculated with respect to such Member only by considering such Member's subsequent Additional Contributions and subsequent distributions pursuant to Article VI,
Section 3.

    Section 4. CERTIFICATE. Every holder of Shares in the Company shall be entitled to have a certificate or certificates which represents and certifies the number, kind and class of Shares owned by each such holder of Shares in the Company. Certificates for fractional Shares shall not be issued. Each Share certificate shall include on its face the name of the Company, the name of the Member or other person to whom it is issued, the class of Membership interest and the number of Shares represented by the certificate, and shall be in such form, not inconsistent with the Act, the Certificate of Formation or this Agreement, as shall have been approved by the Managing Member. Each Membership interest certificate shall be signed by the President of the Managing Member, and countersigned by its Secretary, if any. Any other signature on the certificate, including but not limited to the signature of or on behalf of a transfer agent of the Company, may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, the certificate may nevertheless be issued by the Company with the same effect as if such officer, transfer agent or registrar had not ceased to be such as of the date of its issue.

    Section 5. AUTHORIZED SHARES. The total number of Shares which the Company shall have authority to issue is 10,000 (ten thousand), of which all Shares shall be units of common Member interest.

    Section 6. ISSUE, TRANSFER AND REGISTRATION OF CERTIFICATES. Subject to the restrictions, if any, imposed by the Certificate of Formation, this Agreement or any agreement to which the Company is a party, Shares shall be transferred on the books of the Company only by the surrender to the Company or its transfer agent of the certificate representing such Shares properly endorsed or accompanied by a written assignment of such Shares or by a written power of attorney to sell, assign, or transfer such Shares, properly executed, with necessary transfer stamps affixed, and with such proof that the endorsement, assignment or power of attorney is genuine and effective as the Company or its transfer agent may reasonably require. Except as may be otherwise required by law, the Company shall be entitled to treat the record holder of Shares as shown on its books as the owner of such for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such Shares, until the Shares have been transferred on the books of the Company in accordance with the requirements of this Agreement. It shall be the duty of each Member to notify the Company of its post office address. The duties of transfer agent and registrar may be combined.

    Section 7.  TRANSFERS OF SHARES.

         (a) VOLUNTARY TRANSFERS. No Member and no transferee of a Member's Shares may sell, assign, transfer, exchange, encumber or otherwise dispose of 21% of the Shares or the interest therein now held or hereafter acquired by such Member without first obtaining the written consent of the other Members. If and only if such written consents are obtained and the purported transferee executes and delivers to the Company a copy of this Agreement and agrees to assume, perform and be bound by the obligations of the transferor, such Shares may be transferred to the purported transferee and the purported transferee will become a Member of the Company. Notwithstanding the previous provisions of this Section 7(a), to the extent the "check the box" regulations are adopted, and pursuant to such regulations the previous provisions are not required in the context of this Agreement to ensure that the Company is taxed as a partnership, then the previous provisions shall no longer apply. The Members agree to perform all acts necessary to ensure that the Company shall be taxed as a partnership, including without limitation, the signing of any form or making of any elections under the "check the box" regulation.

         (b) TRANSFERS BY OPERATION OF LAW. In the event that a Member (i) declares its intention to file a voluntary petition under bankruptcy or insolvency law or files a voluntary petition under any bankruptcy or insolvency law or a petition for the appointment of a receiver or makes an assignment for the benefit of creditors, or (ii) is subjected involuntarily to such a petition or assignment or to an attachment or other legal or equitable interest with respect to the Member's Shares, and such involuntary petition or assignment or attachment is not discharged within 30 days after its date, or (iii) is subject to a transfer of his Shares by operation of law, the Company shall have the right to elect to purchase all of the Shares which are owned by said Member. Failure of the Company to elect to purchase said Shares under this Paragraph (b) shall not affect the Member's right to consent or withhold consent to the transfer of such Shares under Section 7(a) in the event of a proposed sale, assignment, pledge or other disposition by or to any receiver, petitioner, assignee, transferee or other person obtaining an interest in said Shares.

         (c) TRANSFERS IN VIOLATION OF THIS AGREEMENT. Any transfer of Shares in violation of this section 7 shall be void ab initio and of no effect, and the purchaser thereof shall not be entitled to any rights under this Agreement.

         (d) PURCHASE PRICE. Except as otherwise provided in this Agreement, the purchase price per Share which the Company elects to purchase under
Section 7(b) or (c) shall be the total invested capital of the owner of the Share, net of all dividends previously paid on the Share.

         (e) TENDERS. All Shares which the Company has elected to purchase hereunder shall be tendered to the Company, or to one or more assignees or substitute purchasers designated by it, at the principal office of the Company within 10 days of the Company's election, by delivery of certificates representing such Shares endorsed in blank and in proper form for offer against payment of the purchase price.

         (f) WAIVER; DISPOSITION OF SHARES. From time to time the Company may waive its rights hereunder either generally or with respect to one or more specific transfers which have been proposed, attempted or made. All action to be taken by the Company hereunder shall be taken by a vote of a majority of the Managers then in office. Any Shares which the Company has elected to purchase hereunder may be disposed of by the

Board in such manner as it deems appropriate, with or without further restrictions on the transfer thereof.

         (g) The Company shall cause each certificate issued by the Company representing Shares to bear one or more legends intended to assure compliance with applicable federal and state securities laws, together with a restrictive legend substantially as follows:

         AS PROVIDED IN THE OPERATING AGREEMENT OF THE COMPANY, NONE OF THE SHARES EVIDENCED BY THIS CERTIFICATE MAY BE TRANSFERRED BY THE HOLDER THEREOF EXCEPT IN ACCORDANCE WITH THE TERMS AND PROVISIONS OF THE OPERATING AGREEMENT. ANY TRANSFER OR ATTEMPTED TRANSFER IN VIOLATION OF THE FOREGOING SHALL BE VOID AND OF NO EFFECT.

         (h) NOTICES. Any and all notices, offers, acceptances or any other communications provided for herein shall be given in writing by certified mail, postage prepaid, return receipt requested, which shall be addressed to the respective Member at his address appearing on the Membership record book of the Company. A duplicate of all such notices, offers, acceptances or other communications shall be mailed to the Company.

    Section 8. QUALIFICATION OF VOTERS. The Managing Member may fix a time, not more than 60 nor less then 10 days prior to the date of any meeting of Members, or prior to the last day on which the consent or dissent of Members may be effectively expressed with respect to any action proposed to be taken without a meeting, as the time as of which Members entitled to notice of, and to vote at such a meeting, or whose consent or dissent is required or may be expressed with respect to any such action, as the case may be, shall be determined, and all persons who were holders of record of voting Shares at such time, and no others, shall be entitled to notice of, and to vote at such meeting, or to express their consent or dissent, as the case may be.

    Section 9. DETERMINATION OF MEMBERS OF RECORD FOR OTHER PURPOSES. The Managing Member may fix a time, not less than 10 days preceding the date fixed for the payment of any dividend or for the making of any distribution or for the delivery of evidences of rights or evidences of interests arising out of any change, conversion, or exchange of Shares, as a record date for the determination of the Members entitled to receive any such dividend, distribution, rights or interests, and in such case only Members on record at the time so fixed shall be entitled to receive such dividend, distribution, rights or interest.

    Section 10. MEMBERSHIP INTEREST LEDGER. The Managing Member shall maintain a Membership interest ledger which contains the name and address of each Member of the Company and the number of Shares and the particular class of Shares which the Member holds. The Membership interest ledger may be in written form or in any other form capable of producing copies for visual inspection. The original or duplicate of the Membership interest ledger shall be kept at the offices of the transfer agent, with or without the state of Delaware, or, if none, at the principal executive office of the Company.

    Section 11. LOST, DESTROYED OR MUTILATED CERTIFICATES. Subject to such rules, regulations and procedures as may be determined or set by the Managing Member, the holder of any certificates representing Shares in the Company shall immediately notify the Company of any loss, destruction or mutilation of such certificate, and the Company may issue a new certificate of Membership interest in the place of any certificate theretofore issued by the Company upon the making of an affidavit of that fact by the person claiming the certificate of Membership interest to be stolen, lost or destroyed. When authorizing such issue of a new certificate or certificates, the Managing Member may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such stolen, lost or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and to give the Company a bond, with sufficient surety, to indemnify it against any loss or claim which may arise by reason of the issuance of a new certificate.

    Section 12. DISTRIBUTIONS; SURPLUS. Subject to the provisions of the Certificate of Formation, and to the extent permitted by law, the Managing Member shall promptly declare distribution of profits on the Shares in the Company at such time and in such amounts as, in its reasonable discretion, it shall deem to be available after establishment or replenishment of reasonable working capital reserves. Before payment of any dividend or making any distribution of profits, the Managing Member may set aside out of the surplus or net profits of the Company such sum or sums as the Managing Member from time to time, in its reasonable discretion, shall deem proper as a reserve fund to meet contingencies or for any other purpose or purposes.

                                     ARTICLE VII
                                   INDEMNIFICATION
                                   ---------------

    Section 1.  INDEMNIFICATION OF MEMBERS BY THE COMPANY.

         (a) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a Managing Member or a Member of the Company (or an affiliate of any of the foregoing), or is or was serving at the specific request of the Company as an officer, employee or agent of another company or of a corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an "Indemnitee"), whether the basis of such Proceeding is alleged action in an official capacity as a Managing Member, officer, Member, employee or agent or in any other capacity while serving as a Manager, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the laws of the state of Delaware, as the same exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith. Notwithstanding the foregoing, indemnification under this Section l(a) shall not be available to any Indemnitee in respect of any claim for which the Indemnitee is required to furnish indemnification to the Company under any other provision of this
Article VII.

         (b) The right to indemnification conferred in Section 1 of this
Article VII shall include the right to be paid by the Company the expenses (including attorneys' fees) incurred in defending any such Proceeding in advance of its final disposition (an "Advancement of Expenses"); provided, however, that, an Advancement of Expenses incurred by an Indemnitee shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced (i) if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under the provisions of the laws of the state of Delaware or (ii) by reason of a final judicial determination contained in a nonappealable order, that such beneficiary is not entitled to be indemnified under this Section 1, whether by reason of the last sentence of Section l(a) or otherwise. No Member shall be required to make Additional Contributions with respect to the Company's indemnification obligations pursuant to this Article VII, without such Member's prior written consent.

    Section 2. INDEMNIFICATION BY MEMBERS. Each Member agrees to indemnify, defend and hold each other Member and the Company harmless from and against any and all losses, claims, damages and liabilities, including, but not limited to, reasonable attorneys fees, arising out of or in connection with any untrue statement or alleged untrue statement of material fact contained in the Tender Offer Materials or any omission or alleged omission of a material fact required to be stated in the Tender Offer Materials or necessary in order to make the statements contained therein not misleading, but only with reference to information relating to such Member or its affiliates furnished by or on behalf of such Member or its affiliates for use in the Tender Offer Materials.

    Section 3. NON-EXCLUSIVITY OF RIGHTS. The rights to indemnification and to the Advancement of Expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Certificate of Formation, this Agreement, any other agreement, or otherwise.

    Section 4. INSURANCE. The Company may maintain insurance, at its expense, to protect itself and any Manager, officer, employee or agent of the Company or another company or corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the laws of the state of Delaware.

    Section 5. INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE COMPANY. The Company may, to the extent authorized from time to time by the Members, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Company to the fullest extent of the provisions of this
Article VII with respect to the indemnification and Advancement of Expenses of the Managing Member and officers of the Company.

                                     ARTICLE VIII
                                       FINANCE
                                       -------

    Section 1. CHECKS, DRAFTS, ETC. All checks, drafts and orders for the payment of money, notes and other evidences of indebtedness, issued in the name of the Company shall be signed by such officer or officers or such other person or persons as the Managing Member may from time to time designate.

    Section 2. FISCAL YEAR. The fiscal year of the Company shall be the calendar year.

    Section 3. EXPENSES. All fees and expenses incurred by the Company, or any Member, associated with the Offers or the Acquisitions or by the Company, or any Member, associated with the organization of the Company will be paid directly or reimbursed by the Company out of the Initial Contributions and any Additional Contributions of the Members; provided, however, that if the Company fails to complete at least one (1) Acquisition resulting in the purchase of Units, the expenses incurred by the Company in connection with all of the Offers and Acquisitions shall be shared by the Members as follows:
50% by Koll and 50% by the other Members on a pro rata basis in proportion to their respective Ownership Percentages.

    Section 4. TAX CHARACTERIZATION AND RETURNS. The Members acknowledge that the Company will be treated as a "partnership" for United States federal income tax purposes. All provisions of this Agreement and the Certificate of Formation are to be construed so as to preserve that tax status. As soon as reasonably possible after the end of each fiscal year, the Managing Member shall cause to be delivered to each person who was a Member at any time during such fiscal year a Form K-1 and such other information, if any, with respect to the Company as may be necessary for the preparation of each such Member's federal and state income tax (or information) returns.

    Section 5. TAX MATTERS MEMBER. The Managing Member is hereby designated as the "tax matters partner" as such term is defined in Section 6231(a)(7) of the Code and the regulations promulgated thereunder, and it shall serve as such at Company expense with all powers granted to a "tax matters partner" under the Code. Notwithstanding the previous sentence, the "tax matters partner" shall not extend the statute of limitations with respect to any item that would extend the statute of limitations with respect to any Member without such Member's reasonable consent. The "tax matters partner" shall furnish each Member with status reports regarding any negotiation between the Internal Revenue Service and the Company.

                                      ARTICLE IX
                               MISCELLANEOUS PROVISIONS
                               ------------------------

    Section 1. BOOKS AND RECORDS. The Company shall keep correct and complete books and records of its accounts and transactions and minutes of the proceedings of its Members and the Managing Member when exercising any of the powers of the Managing Member. Members and their representatives, and any other persons or entities as may be admitted as Members, will have reasonable access to all such books and records at all times and may receive copies upon reasonable request.

    Section 2. MANAGEMENT AND ADMINISTRATION FEES. Koll will provide all acquisition, management and administrative services for the Company, including coordinating and implementing the Offers and the Acquisitions, monitoring and assisting the efforts of the Partnerships in disposing of the real estate owned by them, bookkeeping and accounting, maintenance of bank accounts, reporting to Members, monitoring the preparation and filing of tax returns by a third party, preparation and filing of other reports, and maintaining corporate books and records. All third party professionals retained for the purposes of providing such services will be retained by and their reasonable expenses paid by the Company. The Company shall pay to Koll, a .75% acquisition fee which shall be calculated on the gross investment (debt plus equity) made by the Company to acquire the Units, including all organizational and operating costs and expenses associated therewith. Additionally, should Koll provide other services to any of the Partnerships as a general partner or otherwise, any such fees earned for such services shall be distributed in accordance with the provisions of Section 3 of Article VI, except for that portion of such fees which covers Koll's direct cost to provide such services.

    Section 3. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

    Section 4. ENTIRE AGREEMENT. This Agreement supersedes any and all prior or contemporaneous communications or agreements between the parties hereto concerning the subject matter hereof, whether written or oral.

    Section 5. GOVERNING LAW. The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without reference to its conflicts of law rules. To the fullest extent permitted by law, each of the parties hereto hereby waive any right to trial by jury in any action with respect to the matters set forth herein. The provisions of this Agreement cannot be amended, waived or modified unless such amendment, waiver or modification is in writing and signed by all of the Members. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part, that invalidity or unenforceability shall not affect the validity or enforceability of the balance of this Agreement. Without limiting the generality of the foregoing, if a provision is held by a court of competent jurisdiction to be invalid or unenforceable by reason of the length of time during which it is to remain in effect, such provision nonetheless shall be enforceable to the maximum extent and for the maximum period of time determined by such court to be permissible.

    Section 6. REMEDIES. It is understood and agreed that monetary damages would be an inadequate remedy for violation of this Agreement, and that in the case of an actual or threatened breach by either party or any of its representatives, the other party shall be entitled to relief by way of injunction, specific performance or other equitable remedy, without proof of irrevocable harm and without the need for posting of a bond.

                           [SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, the undersigned being all of the Members of the Company hereby evidence their adoption and ratification of the foregoing Agreement of the Company by their signatures below.


APOLLO:
AP Lido, L.L.C.


By:
   -------------------------------
    Name:
    Title:


KOLL:
Koll Tender Corporation II


By:
   -------------------------------
         Name:
         Title:

                                      SCHEDULE A



                           INITIAL             NUMBER OF          PERCENTAGE OF
    MEMBER              CONTRIBUTION            SHARES                SHARES
    ------              ------------           ---------          -------------
    Koll                  $25,000*                 500                 5%
    Apollo                475,000                9,500                95%
                        ------------           ---------          -------------
             Total:      $500,000               10,000                100
                        ------------           ---------          -------------
                        ------------           ---------          -------------

---------------------------

* Koll's Initial Contribution shall consist of (i) $14,341 in cash, and (ii) the transfer to the Company of the following Units in the Partnerships currently held in the name of Mr. Ray Wirta, chief executive officer of
    Koll:

                                      Number        Purchase
                    Partnership      of Units         Price
                    -----------      --------       ---------
                    Fund I               5            $1,275
                    Fund II              5             3,304
                    Fund III            20             4,840
                    Fund IV             40             1,240
                                     --------       ---------
                       TOTAL:           70            10,659
                                     --------       ---------
                                     --------       ---------